UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 1, 2007
Date of Report
(Date of earliest event reported)

ZYMOGENETICS, INC.
(Exact Name of Registrant as Specified in Charter)

Washington 000-33489 91-1144498
(State or Other Jurisdiction (Commission File No.) (IRS Employer
of Incorporation) Identification No.)

1201 Eastlake Avenue East, Seattle, Washington 98102-3702
(Address of Principal Executive Offices, including Zip Code)

(206) 442-6600
(Registrant's Telephone Number, Including Area Code)

__________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of July 1, 2007, the Board of Directors of ZymoGenetics, Inc. ("ZymoGenetics") appointed Douglas E. Williams, Ph.D., 49, as President of ZymoGenetics, succeeding Bruce L.A. Carter, Ph.D. Dr. Carter will remain as ZymoGenetics' Chief Executive Officer and Chairman of the Board of Directors. Dr. Williams' full title is President and Chief Scientific Officer. Previously, Dr. Williams held the following positions: Executive Vice President, Research and Development and Chief Scientific Officer of ZymoGenetics from November 2004 through June 2007; Chief Scientific Officer and Executive Vice President, Research and Development of Seattle Genetics, Inc., a biotechnology company, from September 2003 to September 2004; Head of Health and Strategic Development of Genesis Research & Development Corporation, LTD, a New Zealand biotechnology company, from October 2002 to July 2003; and Senior Vice President and Washington Site Leader of Amgen, Inc., a biotechnology company, from July 2002 to October 2002.

In connection with Dr. Williams' promotion, on July 2, 2007, Dr. Williams will receive a stock option grant to purchase 42,000 shares of common stock pursuant to the ZymoGenetics 2001 Stock Incentive Plan. The exercise price of the stock option will be equal to the fair market value of ZymoGenetics' common stock on July 2, 2007.

Dr. Williams has no relationship or related party transactions with ZymoGenetics that would require disclosure pursuant to Item 404(a) of Regulation S-K.

The company's press release issued July 2, 2007 relating to the promotion of Dr. Williams is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) 99.1 Press Release dated July 2, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZYMOGENETICS, INC.

Dated: July 2, 2007	By	/s/ James A. Johnson
James A. Johnson Executive Vice President, Chief Financial Officer

Exhibit Index

99.1 Press Release issued July 2, 2007